Exhibit 99.1

FOR IMMEDIATE RELEASE

China XD Plastics Announces First Quarter
2011 Results

•	First quarter revenue increased 52% to $76.1 million
•	First quarter net income attributable to common shareholders increased 13% to $11.9 million

HARBIN, China, May 12, 2011 - China XD Plastics Company Limited ("China XD Plastics" or the "Company"), (Nasdaq: CXDC), one of the leading Chinese manufacturers engaged in the development, manufacture, and distribution of modified plastics primarily for use in automotive applications in China, today announced financial results for the first quarter ended March 31, 2011.

First Quarter Fiscal 2011 Highlights

•	Revenue was a record $76.1 million, an increase of 52.2% from the first quarter of fiscal 2010

•	Gross profit was $18.5 million, an increase of 55.5% from the first quarter of fiscal 2010

•	Gross profit margin was 24.3%, compared to 23.8% in the first quarter of fiscal 2010

•	Net income attributable to common shareholders was $11.9 million, compared to $10.5 million in the first quarter of fiscal 2010. Earnings per common share were $0.25 on a fully diluted basis

•	Adjusted net income was $11.5 million or $0.24 per fully diluted share

•	Total volume shipped was 34,512 metric tons, up 48.9% from 23,182 metric tons in the first quarter of fiscal 2010

Mr. Jie Han, Chairman and Chief Executive Officer of China XD Plastics, commented, “In the first quarter of 2011, we delivered another strong top- and bottom-line performance, building on our track record of consistent profitable growth. We continue to benefit from the healthy demand for automobiles in China, coupled with the ongoing trend of increasing modified plastic content per vehicle.  As a result of these underlying drivers, our total volume shipped in the first quarter 2011 reached 34,512 metric tons, up from 23,182 metric tons in the first quarter 2010. In addition, our increased production of high value-added modified plastic products allowed us to deliver further margin improvement.

“Our strong start to the year puts us well on track to achieve our financial and production targets for 2011 and beyond.  In fact, as we recently announced, we have entered into an asset purchase agreement for a 50 acre property in Harbin. We believe this property, already under development, will eventually provide us with the means to significantly expand our production capacity. A significant investment in our growth for the next 3 years, we believe this property purchase will solidify our leadership position in the market and allow us to further capitalize on the opportunities in the rapidly developing other high-end products, including the alternative energy vehicle market, a key element of our long-term growth strategy. We believe the fundamental drivers of our business remain healthy, and we intend to continue to leverage our leading market position, strong customer relationships and robust R&D capabilities to expand our market penetration and increase shareholder value.”

First Quarter 2011 Results

Revenue for the first quarter of fiscal 2011 was $76.1 million, representing a year-over-year increase of 52.2% from $50.0 million in the first quarter of fiscal 2010. The increase in revenue is primarily attributable to the increased average selling price and increased sales volume, driven by the shift of our product mix and the strong demand for the Company’s automotive modified plastic products as a result of continued growth in automotive production and consumption in China.

Gross profit for the first quarter of fiscal 2011 was $18.5 million, up 55.5% from $11.9 million in the first quarter of fiscal year 2010. Gross margin was 24.3% compared to 23.8% in the same period last year. The year-over-year increase in gross margin was due to the continuing shift in the Company’s product mix to higher value-added products as a result of the Company’s successful research, development and marketing efforts.

Selling expenses for the first quarter of fiscal 2011 were $183,617. As a percentage of revenue, selling expenses were 0.2% of sales for the first quarter of fiscal 2011 and the first quarter of fiscal 2010. General and administrative (“G&A”) expenses were $1.4 million, as compared to $1.9 million for the same period of 2010. The decrease in G&A expenses was mainly attributable to reduced expenses in connection with share-based compensation during the first quarter of 2011. Research and development (“R&D”) expenses were $2.3 million, or 3.0% of total revenue, compared to $1.5 million, or 3.0% of total revenue, in the same period of 2010.  The increase in R&D expenses was associated with the Company’s on-going R&D efforts to launch new products and obtain new product certifications.

Operating income for the first quarter of fiscal 2011 was $14.6 million, compared to operating income of $8.4 million in the same period in 2010.

Total other income in the first quarter of fiscal 2011 was $199,188, including $346,461 of interest expense and a non-cash gain of $541,457 to account for the change in fair value of warrants issued in the private placement financings which closed in December 2009 and October 2010, respectively. Total other income in the same period of fiscal 2010 was $4.7 million.

EBITDA (Earnings before Interest, Taxes, Depreciation, and Amortization) for the first quarter of 2011 was $15.9 million, an increase from $10.0 million in the same period last year. For a detailed reconciliation of adjusted EBITDA, a Non-GAAP measure, to its nearest GAAP equivalent, please see the financial tables at the end of this release.

Net income for the first quarter of fiscal year 2011 was $11.9 million, compared to $13.1 million for the same period in 2010.

Net income attributable to common shareholders for the first quarter of fiscal 2011 was $11.9 million. Earnings per share attributable to common shareholders were $0.25 per basic and fully diluted share.

Adjusted net income, excluding non-cash charges associated with stock-based compensation and change in fair value of derivative liability, was $11.5 million, or $0.24 per basic and fully diluted share. For a detailed reconciliation of adjusted net income, a non-GAAP measure, to net income, please see the financial tables at the end of this release.

Financial Condition

As of March 31, 2011, China XD Plastics had $30.8 million in cash and cash equivalents, $95.8 million in working capital and a current ratio of 3.4. Shareholders’ equity as of March 31, 2011 was $117.5 million compared to $104.3 million at the end of 2010.

Recent Events

On April 7, 2011, the Company announced that its board of directors had authorized a share repurchase program of up to $10 million of the Company’s common stock through May 31, 2012. At the same time, the Company announced that it will purchase land use rights for a 50 acre parcel of land to support its manufacturing capacity expansion and growth strategy from 2011 to 2013.

On May 9, 2011, the Company announced that its subsidiary, Harbin Xinda Macromolecule Material Co. Ltd., entered into a land use right and construction project purchase agreement to purchase the land use rights to an aggregate of 198,913.7 square meters (approximately 50 acres) located in South Harbin Industrial Park, PRC (the “Property”), and construction project currently in process on the Property, for an aggregate purchase price of RMB94.99 million (approximately U.S. $14.6 million). China XD Plastics’ management shall determine the construction design plans, as well as the budget, for the new plant and the new research center based on the existing construction project on the Property, and expects to submit the plans and the budget to its board of directors by the end of May 2011 for board approval.

Business Outlook and Guidance

In light of continued favorable trends in the Chinese automotive industry, increasing modified plastics content per vehicle in China, a healthy macroeconomic environment and the continued execution of its growth strategy, the Company expects its fiscal year 2011 revenue to be in the range of $280 million and $310 million and it expects its fiscal year 2011 non-GAAP adjusted net income to be in the range of $48 million and $51 million, excluding any non-cash charges related to stock based compensation and the change in fair value of the existing derivative liabilities and stock-based compensation. This forecast reflects the Company’s current and preliminary view, which is subject to change.

Conference Call

China XD Plastics management will host a conference call at 9:00 a.m. ET on Friday, May 13, 2011, to discuss its 2011 first quarter financial results and recent business activity. The conference call may be accessed by calling +1-877-353-4923 (for callers in the U.S.) or +1-702-894-2405 (for international callers) and entering passcode 66219801.  Please dial in approximately 10 minutes before the scheduled time of the call.

A recording of the conference call will be available through May 20, 2011, by calling
+1-800-642-1687 (for callers in the U.S.) or +1-706-645-9291 (for callers outside the U.S.) and entering passcode 66219801.

A live webcast and replay of the conference call will be available on the investor relations page of the Company’s website at http://www.chinaxd.net.

About China XD Plastics Company Limited

China XD Plastics Company Limited, through its wholly owned subsidiary, Harbin Xinda Macromolecule Material ("Xinda"), develops, manufactures, and distributes modified plastics, primarily for automotive applications. The Company's specialized plastics are used in the exterior and interior trim and in the functional components of more than 60 automobile brands manufactured in China, including AUDI, BMW, Toyota, Buick, Mazda, VW Golf, Jetta, and Hafei new energy vehicles. The Company’s wholly-owned research center is dedicated to the research and development of modified plastics, and benefits from its cooperation with well-known scientists from prestigious universities in China. As of December 31, 2010, 177 of Xinda’s products have been certified for use by one or more of the automobile manufacturers in China. For more information please visit http://www.chinaxd.net.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this announcement are forward-looking statements, including but not limited to, the Company’s ability to raise additional capital to finance the Company’s activities; the effectiveness, profitability, and the marketability of its products; legal and regulatory risks associated with the share exchange; the Company’s ability to successfully expand its production capacity; the future trading of the common stock of the Company; the Company’s ability to operate as a public company; the period of time for which its current liquidity will enable the Company to fund its operations; the Company’s ability to protect its proprietary information; general economic and business conditions; the volatility of the Company’s operating results and financial condition; the Company’s ability to attract or retain qualified senior management personnel and research and development staff; and other risks detailed in the Company’s filings with the Securities and Exchange Commission and available on its website at http://www.sec.gov. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the Company and the industry. The Company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or to changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward looking statements are reasonable, it cannot assure you that its expectations will turn out to be correct, and investors are cautioned that actual results may differ materially from the anticipated results.

Contacts:
China XD Plastics Company Limited Mr. Taylor Zhang, CFO Phone: +1-212-747-1118 (New York) Mr. Tienan Han, IR Manager Phone: +86-451-8434-6600 (Harbin) Email: cxdc@chinaxd.net	Taylor Rafferty (US): Bryan Degnan +1-212-889-4350 ChinaXD@Taylor-Rafferty.com Taylor Rafferty (HK): Mahmoud Siddig, Managing Director +852-3196-3712 ChinaXD@Taylor-Rafferty.com

-Financial Tables Follow-

CHINA XD PLASTICS COMPANY LIMITED
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND
OTHER COMPREHENSIVE INCOME
(UNAUDITED)

	For the Three Months Ended March 31,
	2011	2010
Sales	76,138,290	50,036,431

Cost of sales	(57,633,888)	(38,139,725)

Gross profit	18,504,402	11,896,706
Operating expenses
Research and development expenses	2,283,897	1,505,172
Selling expenses	183,617	91,379
General and administrative expenses	1,449,874	1,901,006
Total operating expenses	3,917,388	3,497,557

Operating income	14,587,014	8,399,149

Other income (expenses)
Interest income (expenses)	(346,461)	(406,039)
Other income	4,245	6,561
Other expense	(53)	(16,237)
Changes in fair value of warrants and embedded derivatives	541,457	5,121,654
Total other income (expense)	199,188	4,705,939

Income (loss) before income taxes	14,786,202	13,105,088

Provision for income taxes	(2,880,080)	(22,732)

Net income (loss)	$11,906,122	$13,082,356

Other comprehensive income (loss)
Foreign currency translation adjustment	1,179,904	17,645

Comprehensive income (loss)	13,086,026	13,100,001

Net income (loss)	11,906,122	13,082,356

Dividend to Series C preferred stockholders	(30)	(2,560,916)

Net income (loss) attributable to common shareholders	11,906,092	10,521,440

Basic and diluted earnings (loss) per common share
Basic	0.25	0.26
Diluted	0.25	0.25
Weighted average common share outstanding
Basic	47,628,367	41,178,249
Diluted	48,146,451	41,612,074

Reconciliation of GAAP Net Income to Non-GAAP Adjusted Net Income

GAAP results for the three months ended March 31, 2011 include non-cash charges.  To supplement the Company’s consolidated financial statements presented on a GAAP basis, the Company has provided non-GAAP financial information excluding the impact of those items in this press release. The Company’s management believes that this non-GAAP measure provides investors with a better understanding of how the results relate to the Company’s historical performance. A reconciliation of the adjustments to GAAP results appears in the table accompanying this press release. This additional non-GAAP information is not meant to be considered in isolation or as a substitute for GAAP financials. The non-GAAP financial information that the Company provides also may differ from the non-GAAP information provided by other companies.

	Three Months Ended March 31
	2011	2010
Adjusted Net Income - Non GAAP	11,516,449	6,145,180
Change in fair value of warrants and derivative liabilities	(541,457)	(5,121,654)
Non-Cash Stock-based compensation	151,814	745,394
Dividends (series C preferred stock)	(30)	(2,560,916)
Net Income - GAAP	11,906,122	13,082,356

Weighted average number of shares outstanding
Basic	47,628,367	41,178,249
Diluted	48,146,451	41,612,074
Basic	0.24	0.15
Diluted	0.24	0.15

Reconciliation of Net Income to Adjusted EBITDA

Adjusted EBITDA is a financial measure that is not defined by US GAAP. Adjusted EBITDA was derived by calculating earnings before interest, taxes, depreciation, stock-based compensation and amortization. The Company’s management believes that the presentation of Adjusted EBITDA provides useful information regarding China XD Plastics’ results of operations because it assists in analyzing and benchmarking the performance and value of China XD Plastics’ business. The Company’s calculation of Adjusted EBITDA may not be consistent with similarly titled measures of other companies.  The table below provides a reconciliation of EBITDA to net income, the most comparable GAAP measure.

	CHINA XD PLASTICS COMPANY LIMITED.
	Reconciliation of Net Income to EBITDA
	(Amounts expressed in United States dollars)
	Quarter Ended March 31,
	2011	2010

Net Income (loss)	$11,906,122	$13,082,356
Interest Expense	346,461	406,039
Provision for Income Taxes	2,880,080	22,732
Stock-based compensation	151,814	745,394
Change in fair value of warrants and derivative Liabilities	(541,457)	(5,121,654)
Depreciation and amortization	1,198,995	830,162
EBITDA	$15,942,015	$9,965,029

CHINA XD PLASTICS COMPANY LIMITED
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2011	December 31, 2010
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$30,835,761	$22,720,766
Notes receivable	783,479	402,405
Accounts receivable - net of allowance for doubtful receivables of
$33,407 and $33,136, respectively	27,468,640	28,615,995
Prepaid expenses and other receivables	45,301	431,074
Inventories	29,218,981	25,257,083
Due from related parties	-	75,732
Advances to employees	833,642	559,546
Advances to suppliers	46,495,647	31,937,098
Taxes receivable	130,055	116,882

Total current assets	135,811,506	110,116,581

Property, plant and equipment, net	48,419,855	49,038,103

Other assets:
Intangible assets, net	244,969	244,417

Total assets	$184,476,330	$159,399,101

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Short term loans	$27,486,791	$21,204,700
Accounts payable	3,178,423	736,667
Other payables	2,176,649	2,314,966
Accrued expenses	566,005	522,304
Taxes payable	3,166,324	72,289
Due to an employee	360,000	360,000
Due to related parties	1,953,008	1,769,145
Deferred revenue	374,689	77,397
Dividends payable	792,030	792,120

Total current liabilities	40,053,919	27,849,588
Other liabilities
Deferred tax liabilities - Non-current	21,701,819	21,525,274
Common stock warrant purchase liabilities	5,178,001	5,719,130
Embedded conversion feature liabilities	577	905

Total other liabilities	26,880,397	27,245,309

Total liabilities	66,934,316	55,094,897

Series C convertible redeemable preferred stock: 2 shares issued and outstanding
as of March 31, 2011 and December 31, 2010, respectively	1,829	1,829

Commitments and contingencies

Stockholders' equity

Series B Preferred Stock, $0.0001 par value, 50,000,000 shares authorized,
1,000,000 shares issued and outstanding as of March 31, 2011 and December 31, 2010	100	100
Common Stock, $0.0001 par value, 500,000,000 shares authorized, 47,628,367
shares issued and outstanding as of March 31, 2011 and December 31, 2010, respectively	4,762	4,762
Additional paid-in-capital	69,192,200	69,040,386
Retained earnings	36,772,444	24,866,352
Statutory surplus reserve fund	6,919,145	6,919,145
Accumulated other comprehensive income	4,651,534	3,471,630

Total stockholders' equity	117,540,185	104,302,375

Total liabilities and stockholders' equity	$184,476,330	$159,399,101

CHINA XD PLASTICS COMPANY LIMITED
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For the Three Months Ended March 31,
	2011	2010

Cash flows from operating activities
Net income	11,906,122	13,082,356
Adjustments to reconcile net income to net cash provided by
(used in)operating activities:
Depreciation and amortization	1,198,995	830,162
Stock-based compensation expense	151,814	745,394
Change in fair value of warrants and derivative liabilities	(541,457)	(5,121,654)
Allowance for doubtful receivables	-	28
Loss on disposals of property, plant and equipment	54	14,836
Changes in assets and liabilities:
(Increase) decrease in -
Restricted cash	-	(8,788,043)
Notes receivables	(376,041)	(42,183)
Accounts receivable and other receivables	1,791,286	(5,657,496)
Prepaid expenses	16,209	106,643
Inventories	(3,737,519)	(3,337,831)
Advances to employees	(315,645)	(120,090)
Advances to suppliers	(14,231,013)	(58,867)
Taxes receivable	(12,159)	406,729
Increase (decrease) in -
Accounts payable and other payables	2,166,898	2,877,856
Accrued expenses	40,901	(341,577)
Tax payable	3,079,249	15,774
Deferred revenue	295,297	(125,675)

Net cash provided by (used in) operating activities	1,432,991	(5,513,638)

Cash flows from investing activities
Purchase of property, plant and equipment	(81,067)	(24,561)
Proceeds from sales of property, plant and equipment	-	15,722

Net cash used in investing activities	(81,067)	(8,839)

Cash flows from financing activities
Dividends paid on series C preferred stock	(120)	(1,577,666)
Proceeds from short term bank loans	27,360,674	-
Repayment of short term loans	(21,280,524)	(439,402)
Proceeds from bank acceptance notes	-	5,858,695
Repayment to related parties	-	(142,722)
Advance from related parties	259,021	100,394

Net cash provided by financing activities	6,339,051	3,799,299

Effect of exchange rate changes on cash and cash equivalents	424,020	628

Net increase (decrease) in cash and cash equivalents	8,114,995	(1,722,550)

Cash and cash equivalents, beginning of period	22,720,766	6,850,784

Cash and cash equivalents, end of period	30,835,761	5,128,234

Supplemental disclosures of cash flow information:

Interest paid	353,803	387,372
Income taxes paid	72,255	66,227

Non-cash investing and financing activities:
Embedded conversion feature reclassified to equity upon conversion	-	14,672,957
Preferred stock converted to common stock	-	13,203,656
Common stock and options issued for services	151,814	745,394

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